Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-260828

Prospectus Supplement No. 1

(To Prospectus dated January 25, 2022)

SCIENCE 37 HOLDINGS, INC.

This Prospectus Supplement No. 1 updates, amends and supplements the prospectus of Science 37 Holdings Inc. (the “Company,” “we,” “us,” and “our”), dated January 25, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260828). Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 1 is being filed to update, amend and supplement the information included in the Prospectus with information on the Company’s fourth quarter and full year 2021 financial results, which is set forth below.

This Prospectus Supplement No. 1 is not complete without the Prospectus. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement No. 1 updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The Company’s common stock is listed on the Nasdaq Stock Market LLC under the symbol “SNCE.” On March 21, 2022, the closing price of our common stock was $5.94.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 22, 2022.

SCIENCE 37 HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues (including amounts with related parties)	$20,376	$11,163	$59,597	$23,704

Operating expenses:
Cost of revenues (including amounts with related parties)	16,148	11,668	42,394	22,597
Selling, general and administrative	35,646	10,481	73,122	28,351
Depreciation and amortization	2,610	1,284	7,799	4,447
Restructuring Costs	—	72	—	772
Total operating expenses	54,404	23,505	123,315	56,167

Loss from operations	(34,028)	(12,342)	(63,718)	(32,463)

Other income (expense):
Interest income	1	1	3	77
Sublease income (including amounts with related parties)	241	12	685	709
Change in fair value of earn-out liability	(31,300)	—	(31,300)	—
Other income (expense)	(12)	5	—	3
Total other income (expense)	(31,070)	18	(30,612)	789
Loss before income taxes	(65,098)	(12,324)	(94,330)	(31,674)
Income tax expense	1	—	1	—
Net loss and comprehensive loss	$(65,099)	$(12,324)	$(94,331)	$(31,674)

Net loss per share:
Basic and diluted	$(0.60)	$(0.91)	$(2.89)	$(2.13)

Weighted average common shares outstanding:
Weighted average shares used to compute basic and diluted net loss per share	109,100,582	13,473,103	32,679,105	14,869,184

SCIENCE 37 HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$214,601	$32,479
Restricted cash	—	1,004
Accounts receivable and unbilled services, net (including amounts with related parties)	10,699	11,200
Prepaid expenses and other current assets	7,403	1,365
Total current assets	232,703	46,048
Property and equipment, net	1,393	535
Operating lease right-of-use assets	2,086	2,210
Capitalized software, net	24,290	8,054
Other assets	326	184
Total assets	$260,798	$57,031
Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$12,819	$4,402
Accrued expenses and other liabilities	17,073	8,763
Deferred revenue	5,130	5,136
Total current liabilities	35,022	18,301
Long-term liabilities:
Long-term deferred revenue	2,478	428
Operating lease liabilities	1,322	1,128
Other long-term liabilities	1,477	223
Long-term earn-out liability	98,900	—
Total liabilities	139,199	20,080

Redeemable convertible preferred stock:
Redeemable convertible preferred stock, $0.0001 par value; 100,000,000 and 75,685,626 shares authorized, 0 and 75,495,266 issued and outstanding at December 31, 2021 and 2020, respectively	—	143,086
Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 400,000,000 and 114,290,527 shares authorized, 114,991,026 and 5,019,582 issued and outstanding at December 31, 2021 and 2020, respectively	11	1
Additional paid-in capital	323,666	1,611
Accumulated deficit	(202,078)	(107,747)
Total stockholders’ equity (deficit)	121,599	(106,135)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$260,798	$57,031

SCIENCE 37 HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2021	2020
Operating activities
Net loss	$(94,331)	$(31,674)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,799	4,447
Non-cash lease expense related to operating lease right-of-use assets	1,429	1,885
Stock-based compensation	8,407	122
Loss on change in fair value of earn-out liability	31,300	—
Loss on disposal of fixed assets	10	—
Changes in assets and liabilities:
Accounts receivable and unbilled services, net (including amounts with related parties)	501	(7,860)
Prepaid expenses and other current assets	(6,026)	(226)
Other assets	(142)	363
Accounts payable	5,243	3,832
Accrued expenses and other current liabilities	7,158	6,782
Deferred revenue	2,044	632
Operating lease liabilities	(1,112)	(3,607)
Other, net	1,242	(172)
Net cash used in operating activities	(36,478)	(25,476)
Investing activities
Capitalization of software development costs	(19,345)	(5,814)
Purchases of fixed assets	(1,231)	(352)
Net cash used in investing activities	(20,576)	(6,166)
Financing activities
Proceeds from Series D-1 financing, net of issuance costs	—	39,860
Repurchase of common stock	—	(3,675)
Proceeds from warrant exercises	10	—
PIPE shares issuance, net of transaction costs	184,530	—
Merger shares issuance, net of transaction costs	52,200	—
Cash received from stock option exercises	1,432	132
Net cash provided by financing activities	238,172	36,317
Net increase in cash, cash equivalents, and restricted cash	181,118	4,675
Cash, cash equivalents, and restricted cash, beginning of period	33,483	28,808
Cash, cash equivalents, and restricted cash, end of period	$214,601	$33,483
Supplemental disclosures of non-cash activities:
Net change in accounts payable and accrued expenses and other current liabilities related to capitalized software and fixed asset additions	$(4,325)	$(375)
ROU asset obtained in exchange for operating lease liabilities	$(1,305)	$(4,096)
Conversion of preferred stock into common stock	$(143,086)	$—
Earn-out shares	$67,600	$—

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